Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG REPORTS SECOND QUARTER FISCAL 2007 RESULTS

Highlights

  TCE revenues were up 27% to $274.2 million from $216.3 million quarter-over-quarter
  Net income increased 31% to $79.0 million from $60.2 million quarter-over-quarter
  Diluted EPS increased 50% to $2.28 from $1.52 quarter-over-quarter reflecting the effect of the Company's share repurchase program
  Diluted EPS in the current quarter included a $0.16 per share gain on sale of vessel and a $0.49 per share (tax-effected) gain on sale of securities
  5.5 million shares repurchased during period at an average price of $66.13 per share
  Two LR1 Panamax Product Carriers purchased

New York - July 25, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second fiscal quarter of 2007.

For the quarter ended June 30, 2007, Time Charter Equivalent1 (TCE) revenues were $274.2 million, an increase of 27% from $216.3 million for the same period of 2006. The increase reflects the acquisitions of Maritrans in November 2006 and the Heidmar Lightering business in April 2007 and an increase in average daily TCE rates for VLCCs and Handysize Product Carriers. EBITDA1 for the quarter increased 36% to $148.5 million from $109.1 million in the comparable period of 2006. Net income for the period increased 31% to $79.0 million, and diluted EPS increased 50% to $2.28 per share compared with $60.2 million, or $1.52 per diluted share, for the same period a year ago. Net income in the current quarter benefited from the sale of the remaining 8.7 million shares of Double Hull Tankers, Inc. (NYSE: DHT), in which OSG held a minority interest, which resulted in a gain of approximately $26.3 million, or $0.49 per diluted share, versus a gain on sale of securities of $3.9 million, or $0.06 per diluted share, in the same period a year ago. In addition, net income in the second quarter of 2007 reflected a gain on vessel sales of $5.6 million, or $0.16 per diluted share, compared with a loss a $3.5 million, or $0.07 per diluted share, in the comparable period of 2006. Period-over-period diluted EPS also benefited from the Company's repurchase of 17.4% of total shares outstanding since September 2006.

For the first six months ended June 30, 2007, the Company reported a 7% increase in TCE revenues to $533.4 million from $496.4 million in the comparable period of 2006. EBITDA for the first six months of 2007 increased 2% to $294.6 million from $289.2 million in the first six months of 2006. Net income declined 13% to $163.6 million for the first six months of 2007 compared with $188.6 million in the comparable first half of 2006. Diluted earnings per share declined 7% to $4.44 from $4.76 in the first half of 2007 compared with the same period a year ago. The first six months of 2007 benefited from gains on sales of securities of $41.3 million, or $0.73 per diluted share, compared with $8.9 million, or $0.15 per diluted share, in the comparable period of 2006. In addition, the results for the first six months of 2007 reflect a gain on vessel sales of $5.6 million, or $0.15 per diluted share, compared with a loss of $3.6 million, or $0.07 per diluted share, in the comparable period of 2006.

1See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

TCE revenues in the second quarter of 2007 for the International Crude Tanker segment were $160.3 million, an increase of $14.7 million, or 10%, from $145.6 million, in the same period of 2006. The increase was principally due to the inclusion of the results of Heidmar Lightering from April 1, 2007. TCE revenues for the International Product Carrier segment were $59.2 million, up 20% from $49.3 million in the year earlier period. The increase was principally due to increases in the average daily rates earned by Handysize Product Carriers trading both spot and on time charters and an increase in revenue days attributable to the delivery of four time chartered-in Handysize Product carriers subsequent to June 30, 2006. TCE revenues from the U.S. segment were $48.8 million, up $33.7 million, or 223%, from $15.1 million in the same quarter a year earlier reflecting the acquisition of Maritrans and the delivery of the Overseas Houston late in the first quarter of 2007. The balance of TCE revenues were derived from the Company's two International Flag dry bulk carriers.

Morten Arntzen, President and CEO of OSG, commented, "We had an exceptional second quarter, with notable contributions from our VLCC and Product Carrier segments. At the same time as we further enhanced shareholder value by increasing our dividend by 25% and by augmenting our share buyback program, we continued to invest in global technical operations and to execute our balanced growth strategy. During the quarter we enhanced our commercial footprint by increasing our presence in the larger product carrier sector (LR1s) and establishing OSG Lightering in the U.S. Gulf. These activities fit perfectly into our existing global shipping platforms."

Income from vessel operations was $67.3 million in the second quarter of 2007, a 9% increase from $61.9 million in the same period a year earlier. For the quarter ended June 30, 2007, total operating expenses increased 38%, or $63.9 million, to $232.7 million from $168.8 million in the corresponding quarter in 2006. The increase in operating expenses was principally a result of the inclusion of the Maritrans and the Heidmar Lightering acquisitions and an increase in chartered-in tonnage. As of June 30, 2007, OSG chartered in 50 vessels compared with 41 a year earlier. General and administrative expenses increased $8.6 million, or 37%, in the second quarter of 2007 principally due to expenses of the Tampa, Philadelphia and Houston offices associated with the Maritrans and Heidmar Lightering acquisitions.

Financial Highlights

Share Repurchase From April 1, 2007 through June 30, 2007, OSG purchased 5,521,191 shares at an average price of $66.13 per share. Since the initial announcement of its share repurchase program on June 9, 2006, the Company has repurchased 17.4% of total shares outstanding at a total cost of $446.1 million. The Company currently has a $200 million repurchase program in place under which a total of $168 million remains outstanding.

Future Locked-in Revenue Future revenues associated with noncancelable term charters as of June 30, 2007, totaled $1.7 billion including time charters entered into by the Aframax International pool and fixed rate contracts of affreightment from the U.S. Flag lightering operation, respectively. Such future revenues exclude the Gas segment.

DHT Sell-down During the second quarter, OSG sold 8.7 million shares of common stock of DHT. OSG recognized total gains from the transactions of approximately $26.3 million in the second quarter of 2007, which increased EPS by $0.49 per diluted share. As a result of the sales, OSG's beneficial ownership of DHT's common stock has been reduced to zero as of June 30, 2007. OSG continues to time charter-in DHT's fleet of seven vessels that remain subject to valuable extension options.

Quarterly Dividend Increased On June 6, 2007, the Board announced a 25% increase in its regular quarterly dividend to $0.3125 per share and declared a dividend to stockholders of record on August 7, 2007, payable on August 28, 2007.

New Credit Framework During the quarter, OSG finalized a framework agreement with The Export-Import Bank of China for the provision of up to $800 million in fixed rate financing for the construction of new vessels in China over the next five years.

Recent Activities and Quarterly Events

Crude Oil Tankers

Fleet Expansion and Deliveries

  On May 17, 2007, the Aqua, a 116,000 dwt Aframax tanker, delivered to OSG. OSG has a 50% interest in the vessel, which has been time chartered-in through May 2010. The vessel joined the Aframax International commercial pool upon delivery, bringing the pool's aggregate vessel count to 38.
  OSG time chartered-in the KHK Vision, a 300,000 dwt VLCC through 2012. OSG has a 50% interest in the vessel, which began trading in the Tankers International pool in April 2007. The addition of the vessel brings the Tankers International pool aggregate vessel count to 42.

Redeliveries and Charter Extensions

  Two Panamaxes, the Overseas Goldmar and the Overseas Silvermar, redelivered in May and June 2007, respectively, from time charters that were at a daily rate of $18,500 per day and in place since the 2005 acquisition of Stelmar. The vessels joined the Panamax International commercial pool expanding that pool to 22 vessels.
  The Overseas Polys was time chartered-out for two years through April 2009.
  The Overseas Rubymar was bareboat chartered-out through May 2010 and will be employed in the Argentinian cabotage trade.
  The TI Ningbo and the TI Qingdao, time chartered-in VLCCs in which OSG had a 50% ownership stake, were redelivered late in the second quarter.

Fleet Diversification

  On April 20, 2007, OSG completed the acquisition of the Heidmar lightering business from a subsidiary of Morgan Stanley Capital Group Inc. for cash of approximately $41 million. The Houston-based operation includes a fleet of four International Flag Aframaxes (including two ships time chartered-in from the Aframax International pool) and two U.S. Flag workboats and provides crude oil lightering services to refiners, oil companies and trading companies primarily in the U.S. Gulf. The business manages a portfolio of one-to-three year fixed rate cargo contracts. Under the agreement, OSG acquired the lightering fleet, which is time chartered-in, including a 50% interest in two specialized lightering Aframaxes, the Sabine and the Brazos. The lightering operation was renamed OSG Lightering.

Product Carriers

Fleet Expansion and Deliveries

  OSG purchased two 2006-built 75,000 dwt Panamax Product Carriers, commonly referred to as LR1 tankers, for a total of $125 million. The Overseas Visayas delivered on July 18, 2007 and the Overseas Luzon is expected to deliver in August 2007. The addition of larger size vessels is part of OSG's efforts to diversify its portfolio of Product Carriers to better compete as product trades shift and globalize.
  On May 17, 2007, OSG took delivery of the Overseas Sextans, which began a three-year time charter. The vessel, a 51,000 dwt IMO III Product Carrier, has been time chartered-in through May 2017.

Charter Extensions
  The time charter-out of the Overseas Rimar was extended to December 2010, the Overseas Atalmar was chartered-out through December 2010 and the Overseas Petromar was chartered-out for three years through December 2010. The new charter-out rates were 12%, 23% and 13% higher than each vessel's previous charter, respectively.

U.S.

Fleet Deliveries

  On June 26, 2007, OSG took delivery of the Overseas Long Beach, the second in the 10-ship order placed at the Aker Philadelphia Shipyard. The vessel, which has been chartered to BP, began trading in early July 2007.
  The OSG 242 rejoined the fleet in April 2007. The vessel, an Articulated Tug Barge, was double hulled using a patented methodology adding 38,000 barrels of capacity.

Fleet Metrics and Corporate Statistics

  As of June 30, 2007, OSG's owned or operated fleet totaled 107 International Flag and U.S. Flag vessels compared with 91 at June 30, 2006. Fifty-three percent, or 57 vessels, were owned as of June 30, 2007, with the remaining vessels bareboat or time chartered-in. OSG's newbuild program of chartered-in and owned vessels totaled 36 and spanned all lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.
  Revenue days in the quarter totaled 8,704, compared with 7,533 in the same period a year earlier. The increase principally reflects the addition of the former Maritrans fleet, the OSG Lightering fleet and the delivery of four Handysize Product Carriers. Revenue days by segment can be found in Spot and Time Charter TCE Rates Achieved and Revenue Days, later in this press release.

Financial Profile

At June 30, 2007, stockholders' equity exceeded $1.9 billion and liquidity, including undrawn bank facilities, was more than $1.9 billion. Total long-term debt as of June 30, 2007 was $1.6 billion compared with $1.3 billion at December 31, 2006. Liquidity adjusted debt to capital was 23.6% as of June 30, 2007, compared with 14.8% as of December 31, 2006. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund. The increase in liquidity adjusted debt reflects $427.6 million spent on share repurchases in the first six months of 2007.

Spot and Time Charter TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for the first three and six months of fiscal 2007 and 2006 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

	Three Months Ended Jun. 30, 2007		Three Months Ended Jun. 30, 2006
	Spot Charter	Time Charter	Spot Charter	Time Charter
Trade - Crude Oil
VLCC
Average TCE Rate	$53,474	$ -	$46,692	$ -
Number of Revenue Days	1,559	-	1,633	-
Aframax
Average TCE Rate	$32,187	$28,678	$ 26,590	$ 28,139
Number of Revenue Days	988	349	1,142	337
Panamax
Average TCE Rate	$34,287	$24,573	$ 26,946	$ 25,010
Number of Revenue Days	390	527	450	546
Lightering - Number of Revenue Days	328	-	-	-
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$ -	$18,761	$ -	$ 20,110
Number of Revenue Days	-	182	-	179
Handysize
Average TCE Rate	$35,320	$18,998	$ 26,661	$ 17,630
Number of Revenue Days	725	1,850	643	1,803
U.S. Flag - Number of Revenue Days	668	956	165	453
Other - Number of Revenue Days	-	182	-	182
Total Revenue Days	4,658	4,046	4,033	3,500

Consolidated Statements of Operations
Three Months Ended			Six Months Ended
($ in thousands, except per share amounts)	Jun. 30, 2007	Jun. 30, 2006	Jun. 30, 2007	Jun. 30, 2006
Shipping Revenues:
Pool revenues	$138,973	$133,002	$276,776	$326,107
Time and bareboat charter revenues	90,447	68,252	175,381	139,100
Voyage charter revenues	70,577	29,499	123,124	56,572
	299,997	230,753	575,281	521,779
Operating Expenses:
Voyage expenses	25,763	14,449	41,863	25,366
Vessel expenses	68,858	53,876	129,672	102,791
Charter hire expenses	67,949	38,056	117,365	81,227
Depreciation and amortization	44,099	35,860	86,582	70,214
General and administrative	31,687	23,070	60,725	47,081
Loss/(gain) on disposal of vessels	(5,623)	3,498	(5,620)	3,619
Total Operating Expenses	232,733	168,809	430,587	330,298
Income from Vessel Operations	67,264	61,944	144,694	191,481
Equity in Income of Affiliated Companies	2,885	4,516	6,269	11,328
Operating Income	70,149	66,460	150,963	202,809
Other Income	34,290	6,794	57,048	16,186
	104,439	73,254	208,011	218,995
Interest Expense	18,281	15,134	31,449	37,741
Income before Federal Income Taxes	86,158	58,120	176,562	181,254
Provision/(Credit) for Federal Income Taxes	7,166	(2,111)	12,918	(7,341)
Net Income	$78,992	$60,231	$163,644	$188,595
	===========	==========	==========	==========
Weighted Average Number of Common Shares Outstanding:
Basic	34,404,900	39,536,097	36,733,878	39,526,087
Diluted	34,622,798	39,590,687	36,895,084	39,580,119
Per Share Amounts:
Basic net income	$2.30	$1.52	$4.45	$4.77
Diluted net income	$2.28	$1.52	$4.44	$4.76
Cash dividends declared	$0.5625	$0.50	$0.8125	$0.675

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for the three and six months ended June 30, 2007 and 2006 and excludes the Company's proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues.
	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
($ in thousands)	2007	% of Total	2006	% of Total	2007	% of Total	2006	% of Total
International Flag
Crude Tankers	$160,310	58.5	$145,552	67.3	$307,112	57.6	$352,643	71.0
Product Carriers	59,223	21.6	49,340	22.8	117,121	22.0	103,202	20.8
Other	5,933	2.1	6,295	2.9	10,815	2.0	12,496	2.5
U.S.	48,768	17.8	15,117	7.0	98,370	18.4	28,072	5.7
Total TCE Revenues	$274,234	100.0	$216,304	100.0	$533,418	100.0	$496,413	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain/(loss) on disposal of vessels and the Company's share of income from affiliated companies.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
($ in thousands)	2007	% of Total	2006	% of Total	2007	% of Total	2006	% of Total
International Flag
Crude Tankers	$68,891	73.8	$74,277	83.9	$145,132	72.6	$204,052	84.3
Product Carriers	13,874	14.9	10,881	12.3	30,457	15.2	31,415	13.0
Other	1,258	1.3	1,840	2.1	1,415	0.8	3,651	1.5
U.S.	9,305	10.0	1,514	1.7	22,795	11.4	3,063	1.2
Total Income from Vessel Operations	$93,328	100.0	$88,512	100.0	$199,799	100.0	$242,181	100.0
	=======	=====	=======	=====	=======	=====	========	=====

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:
	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2007	2006	2007	2006
Total income from vessel operations of all segments	$93,328	$88,512	$199,799	$242,181
General and administrative expenses	(31,687)	(23,070)	(60,725)	(47,081)
(Loss)/gain on disposal of vessels	5,623	(3,498)	5,620	(3,619)
Consolidated income from vessel operations	67,264	61,944	144,694	191,481
Equity in income of affiliated companies	2,885	4,516	6,269	11,328
Other income	34,290	6,794	57,048	16,186
Interest expense	(18,281)	(15,134)	(31,449)	(37,741)
Income before federal income taxes	$86,158	$58,120	$176,562	$181,254
	=======	=======	========	========

Consolidated Balance Sheets

($ in thousands)	Jun. 30, 2007	Dec. 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$742,116	$606,758
Voyage receivables	158,329	136,043
Other receivables, including federal income taxes recoverable	72,925	71,723
Inventories and prepaid expenses	40,775	30,997
Total Current Assets	1,014,145	845,521
Capital Construction Fund	215,790	315,913
Vessels and other property, less accumulated depreciation	2,469,590	2,501,846
Vessel held for sale	11,025	-
Vessels under capital leases, less accumulated amortization	27,201	30,750
Deferred drydock expenditures, net	58,257	50,774
Total Vessels, Deferred Drydock and Other Property	2,566,073	2,583,370
Investments in Affiliated Companies	157,306	275,199
Intangible Assets, less accumulated amortization	117,690	92,611
Goodwill	74,526	64,293
Other Assets	69,018	53,762
Total Assets	$4,214,548	$4,230,669
	=========	=========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$194,051	$192,500
Short-term debt and current installments of long-term debt	27,546	27,426
Current obligations under capital leases	8,021	7,650
Total Current Liabilities	229,618	227,576
Long-term Debt	1,526,256	1,273,053
Obligations under Capital Leases	29,527	33,894
Deferred Gain on Sale and Leaseback of Vessels	205,560	218,759
Deferred Federal Income Taxes and Other Liabilities	288,406	270,076
Stockholders' Equity	1,935,181	2,207,311
Total Liabilities and Stockholders' Equity	$4,214,548	$4,230,669
	=========	=========

Consolidated Statements of Cash Flows
($ in thousands)	Six Months Ended Jun. 30
	2007	2006
Cash Flows from Operating Activities:
Net income	$163,644	$188,595
Items included in net income not affecting cash flows:
Depreciation and amortization	86,582	70,214
Amortization of deferred gain on sale and leasebacks	(23,561)	(20,861)
Deferred compensation relating to restricted stock and stock option grants	4,606	1,900
Provision/(credit) for deferred federal income taxes	5,668	(5,400)
Undistributed earnings of affiliated companies	7,717	7,045
Other - net	3,667	3,951
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(41,285)	(8,889)
Loss/(gain) on disposal of vessels	(5,620)	3,619
Payments for drydocking	(24,690)	(21,279)
Changes in operating assets and liabilities:	(43,379)	18
Net cash provided by operating activities	133,349	218,913
Cash Flows from Investing Activities:
Expenditures for vessels	(149,991)	(5,394)
Withdrawals from Capital Construction Fund	106,700	-
Proceeds from disposal of vessels	117,548	-
Acquisition of Heidmar Lightering	(38,375)	-
Expenditures for other property	(4,848)	(3,293)
Investments in and advances to affiliated companies	(27,934)	-
Proceeds from disposal of investments in affiliated companies	194,815	-
Other - net	258	(936)
Net cash provided by/(used in) investing activities	198,173	(9,623)
Cash Flows from Financing Activities:
Purchases of treasury stock	(427,618)	-
Issuance of debt, net of issuance costs	267,000	48,663
Payments on debt and obligations under capital leases	(17,680)	(242,889)
Cash dividends paid	(18,163)	(16,807)
Issuance of common stock upon exercise of stock options	317	215
Other - net	(20)	(9,765)
Net cash (used in) financing activities	(196,164)	(220,583)
Net increase/(decrease) in cash and cash equivalents	135,358	(11,293)
Cash and cash equivalents at beginning of year	606,758	188,588
Cash and cash equivalents at end of period	$742,116	$177,295
	========	========

Fleet

On June 30, 2007 OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 143 vessels, including 36 newbuilds, aggregates 14.1 million deadweight tons and 865,000 cbm of LNG carrier capacity. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 133.1 vessels. For current fleet information, which is updated on a quarterly basis upon release of earnings, refer to the Company's website at www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Jun. 30, 2007
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC (including V-Plus)	10	10	10	7.5	20	17.5	6,398,415
Aframax	7	7	11	8.1	18	15.1	1,891,096
Panamax	9	9	2	2	11	11	764,083
Lightering	-	-	2	1	2	1	157,312
International Flag Crude Tankers	26	26	25	18.6	51	44.6	9,210,906
Panamax	2	2	-	-	2	2	140,626
Handysize1	12	12	19	19	31	31	1,360,616
International Flag Product Carriers	14	14	19	19	33	33	1,501,242
International Flag Dry Bulk Carriers	-	-	2	2	2	2	319,843
Total International Flag Operating Fleet	40	40	46	39.6	86	79.6	11,031,991
Handysize Product Carriers	3	3	4	4	7	7	320,682
Clean ATBs	8	8	-	-	8	8	221,342
Lightering:
ATBs	2	2	-	-	2	2	90,908
Crude Carrier	1	1	-	-	1	1	39,948
Dry Bulk Carriers and Car Carrier	3	3	-	-	3	3	77,001
Total U.S. Flag Operating Fleet	17	17	4	4	21	21	749,881
TOTAL OPERATING FLEET	57	57	50	43.6	107	100.6	11,781,872
Newbuild/Rebuild Fleet
International Flag:
VLCC	2	1	-	-	2	1	594,000
Aframax	4	4	1	0.5	5	4.5	571,719
Handysize Product Carriers	2	2	8	8	10	10	489,350
U.S. Flag:
Product Carriers	-	-	8	8	8	8	374,520
ATBs	4	4	-	-	4	4	136,777
Lightering	3	3	-	-	3	3	136,668
TOTAL NEWBUILD FLEET	15	14	17	16.5	32	30.5	2,303,034
International and U.S. Flag Operating and Newbuild Fleet (except LNGs)	72	71	67	60.1	139	131.1	14,084,906
Newbuild LNG Carriers	4	2	-	-	4	2	864,800cbm
TOTAL OPERATING AND NEWBUILD FLEET	76	73	67	60.1	143	133.1

1Includes three owned U.S. Flag Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment.

Average Age of International Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 6/30/07	Average Age of OSG's Owned Fleet at 6/30/06	Average Age of World Fleet at 6/30/07*

VLCC	6.4 years	6.2 years	9.3 years
Aframax	8.7 years	8.6 years	9.3 years
Panamax**	4.3 years	3.3 years	9.2 years
Handysize	5.6 years	5.4 years	9.7 years

*Source: Clarkson database as of July 1, 2007.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire, Scheduled Drydock and Double Hull Rebuilds

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. In addition, OSG is double hulling one ATB during 2007. The table below sets forth actual days off hire for the second quarter of 2007 and anticipated days off-hire for the above-mentioned events by class for the Company's owned and bareboat chartered-in vessels.

	Q207		Q307		Q407
	Actual Days Off-Hire	No. of Vessels	Projected Days Off-Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels

Trade - Crude Oil

VLCC	52	2	17	1	-	-
Aframax	4	1	-	-	-	-
Panamax	85	5	75	1	-	-

Panamax	-	-	-	-	-	-
Handysize	223	9	31	-	87	1

U.S. Flag

Product Carrier	100	4	16	-	-	-
ATB	121	4	183	3	137	1
Other	19	3	-	-	20	1

Total	604	28	322	5	244	3

When a vessel's off-hire period extends beyond one quarter, the vessel is counted in the initial quarter only. The days are included in the respective quarters.

Earnings Conference Call Information

OSG will host a conference call on Thursday, July 26, 2007 at 11:00 a.m. ET. All interested parties are invited to participate by calling (888) 679-8033 within the United States and (617) 213-4846 for international calls. A participant passcode number 32594878 is required. A webcast of the conference call and an accompanying slide presentation will be available on Overseas Shipholding Group's website at www.osg.com in the Investor Relations Webcasts and Presentations section. An audio replay of the conference call will be available from 1:00 p.m. ET on Thursday July 26, 2007 through midnight ET on Thursday, August 2, 2007 by calling (888) 286-8010 within the United States or (617) 801-6888 for international callers. The passcode for the replay is 68121212.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability of OSG to successfully integrate the operations of Maritrans and Heidmar Lightering with OSG's operations, estimated TCE rates achieved for the third quarter of 2007 and estimated time charter TCE rates for the third and fourth quarters of 2007, anticipated levels of newbuilding and scrapping, projected drydock and repair schedule and prospects of OSG's strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K for 2006.

Appendix 1 - TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:
.	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2007	2006	2007	2006

Time charter equivalent revenues	$274,234	$216,304	$533,418	$496,413
Add: Voyage expenses	25,763	14,449	41,863	25,366
Shipping revenues	$299,997	$230,753	$575,281	$521,779
	============	===========	===========	==========

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2007	2006	2007	2006

Net income	$78,992	$60,231	$163,644	$188,595
Provision/(credit) for federal income taxes	7,166	(2,111)	12,918	(7,341)
Interest expense	18,281	15,134	31,449	37,741
Depreciation and amortization	44,099	35,860	86,582	70,214
EBITDA	$148,538	$109,114	$294,593	$289,209
	========	========	========	========

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three and six months ended June 30, 2007 and 2006.
	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2007	2006	2007	2006
Expenditures for vessels	$92,318	$437	$149,991	$5,394
Investments in and advances to affiliated companies	2,065	-	27,934	-
Payments for drydockings	16,852	12,660	24,690	21,279
	$111,235	$13,097	$202,615	$26,673
	=============	==========	==========	============

Appendix 4 - 2007 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through July 13, 2007. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.
		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 7/13/07	Open as of 7/13/07	Total	% Days Booked
Trade - Crude Oil
VLCC - Spot	$44,000	655	967	1,622	40%
Aframax - Spot	$28,000	278	768	1,046	27%
Aframax - Time	$28,500	322	-	322	100%
Panamax - Spot	$26,000	42	405	447	9%
Panamax - Time	$28,000	466	-	466	100%
Trade - Refined Petroleum Products
Panamax - Time	$19,000	180	-	180	100%
Handysize - Spot	$28,000	264	472	736	36%
Handysize - Time	$18,500	2,096	-	2,096	100%

Average time charter rate	Time charter days	Spot and Lightering days	Total days	% Time charter
Trade - U.S. Flag
Product Carrier	$39,000	510	78	588	87%
ATB and Lightering Vessels	$27,000	372	542	914	41%

Appendix 5 - 2007 TCE Rates

The following table shows average estimated time charter TCE rates and associated days booked for the fourth quarter as of July 13, 2007.

Fixed Rates and Revenue Days as of 7/13/07

Q407

Trade - Crude Oil

VLCC
Average TCE Rate	-
Number of Revenue Days	-
Aframax
Average TCE Rate	$29,000
Number of Revenue Days	285
Panamax
Average TCE Rate	$28,000
Number of Revenue Days	410

Trade - Refined Petroleum Products

Panamax
Average TCE Rate	$19,000
Number of Revenue Days	182
Handysize
Average TCE Rate	$18,500
Number of Revenue Days	1,784

U.S. Flag

Product Carrier
Average TCE Rate	$39,500
Number of Revenue Days	613
ATB
Average TCE Rate	$27,500
Number of Revenue Days	268

Contact:
Jennifer L. Schlueter
Vice President
Corporate Communications and Investor Relations
OSG Ship Management, Inc.
Telephone +1 212.578.1634
email: jschlueter@osg.com

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